Exhibit 99.1

State Auto Financial reports fourth quarter and year 2014 results

•       Quarterly income of $1.58 per diluted share

•       Quarterly GAAP combined ratio of 113.3

•       Return on equity of 13.0%

•       Book value per share of $21.32

Columbus, Ohio (February 19, 2015) – State Auto Financial Corporation (Nasdaq: STFC) today reported fourth quarter 2014 net income of $65.4 million, or $1.58 per diluted share, versus net income of $16.4 million, or $0.40 per diluted share, for the fourth quarter of 2013. Net income from operations per diluted share for the fourth quarter 2014 was $1.53[1] versus net income from operations of $0.28[1] for the same 2013 period.

For the year 2014, STFC had net income of $107.4 million, or $2.60 per diluted share, compared to net income of $60.8 million, or $1.49 per diluted share, for the same 2013 period. Net income from operations[1] per diluted share for the year 2014 was $2.28[1] versus net income from operations of $1.12[1] for the same 2013 period. Both the quarter and full year results include the impact of the reversal of the deferred tax asset valuation allowance, discussed below.

Deferred Tax Asset Valuation Allowance Reversed

Net income for the fourth quarter and for the year 2014 includes a federal income tax benefit of $82.5 million and $80.6 million, respectively, which includes the reversal of the valuation allowance against the company’s deferred tax assets (DTA). Upon completion of its evaluation of the continued need for a valuation allowance, management concluded that the valuation allowance was no longer necessary. The reversal of the valuation allowance resulted in an increase to net income of $74.4 million, or $1.79 per diluted share, for the fourth quarter 2014, and an increase to net income of $82.6 million, or $2.00 per diluted share, for the year 2014.

Reserve Strengthening on Program Business in Run-off and Adverse Development Cover Reinsurance Agreement

Prior year loss and loss expense reserves were strengthened by $71.3 million and $96.7 million, respectively, pre-tax for the fourth quarter and year 2014 on program business written through Risk Evaluation & Design LLC (RED), a wholly owned subsidiary of State Automobile Mutual Insurance Company. The reserve strengthening related primarily to the two largest RED programs, the terminated restaurant and commercial trucking programs, both of which are in run off. The RED reserve strengthening reflects the completion of the previously announced ground up analysis of outstanding RED case reserves. In addition, effective Dec. 31,

News Release

Contact

Tara Shull

Investor Relations and Finance Director

614.917.4478 F 614.887.1793

Tara.Shull@StateAuto.com

Kyle Anderson

AVP/Director of Corporate Communication

614.917.5497 M 614.477.5301

Kyle.Anderson@StateAuto.com

Corporate Headquarters 518 E. Broad St. Columbus, OH 43215 614.464.5000 800.444.9950 For additional information: StateAuto.com/STFC facebook.com/StateAuto
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State Auto Financial reports fourth quarter and year 2014 results, Feb. 19, 2015

2014, the State Auto Group entered into an adverse development cover reinsurance agreement which provides $40 million of coverage for adverse development in excess of carried reserves for the terminated RED restaurant program. The net cost of the adverse development cover is included in the amounts discussed above.

Expired Homeowners Quota Share Reinsurance Arrangement Replaced with Property Aggregate Excess Catastrophe Reinsurance Agreement

The State Auto Group’s homeowners quota share reinsurance arrangement (the “HO QS Arrangement”) expired on Dec. 31, 2014 and was replaced with a one-year property aggregate excess catastrophe reinsurance agreement effective Jan. 1, 2015. As a result of the expiration of the HO QS Arrangement, $89.5 million of unearned premium and $63.2 million of cash will be returned to STFC. The net difference of $26.3 million represents the return of ceding commission to the reinsurers and a corresponding increase in deferred policy acquisition costs and reduction of other liabilities. STFC also recognized for the fourth quarter and year 2014 profit commission of $16.1 million and $19.0 million, respectively, in accordance with the terms of the HO QS Arrangement.

Operating Results

STFC’s GAAP combined ratio for the fourth quarter 2014 was 113.3 versus 102.1 for the fourth quarter of 2013. Catastrophe losses during the fourth quarter 2014 accounted for 0.9 points of the 82.3 total loss ratio points, or $2.4 million, versus 1.5 points of the total 68.8 loss ratio points, or $4.1 million, for the same period in 2013. Excluding the impact of RED’s underwriting results and the HO QS Arrangement cession, STFC’s GAAP combined ratio for the fourth quarter 2014 was 87.7%2 versus 92.2%2 for the fourth quarter 2013.

Net written premium for the fourth quarter of 2014 increased 40.8% over the same period in 2013. By segment, net written premium for the fourth quarter of 2014 increased 75.5% for personal insurance, 2.3% for business insurance and 33.5% for specialty insurance from the same period in 2013. The increase in the personal insurance segment was driven by the return of unearned premium pursuant to the expiration of the HO QS Arrangement. Excluding the impact of the HO QS Arrangement, net written premium for the personal segment decreased 5.4%3 from the same period in 2013. The decline in the personal insurance segment was driven by company actions to improve profitability. Business insurance premium growth remained positive, driven by higher average new business premium, increased renewal pricing and a recovering economy. The growth in specialty insurance was driven by new business and new distribution partners, including Partners General Insurance Agency, which was acquired in the second quarter of 2014 by our parent, State Automobile Mutual Insurance Company.

STFC’s GAAP combined ratio for the year 2014 was 105.5 compared to 101.8 for the same 2013 period. Catastrophe losses accounted for 3.0 points, or $32.3 million, during 2014, compared to 3.4 points, or $36.3 million, during 2013. The 2014 and 2013 catastrophe losses both included favorable prior accident years’ development which reduced the loss ratio by 0.5 points, or $5.2 million for 2014, and 0.5 points, or $5.4 million for 2013. Non-catastrophe unfavorable reserve development increased the loss ratio by 4.7 points, or $50.3 million for 2014, which includes $96.7 million, or 9.0 loss ratio points, of loss and loss expense reserve strengthening for prior accident years on program business written through RED. Non-catastrophe favorable reserve development decreased the loss ratio by 1.5 points, or $15.8 million for 2013, which included $21.3 million, or 2.0 loss ratio points, of loss and loss expense reserve strengthening for prior accident years on program business written through RED.

Excluding the impact of RED’s underwriting results and the HO QS Arrangement cession, STFC’s GAAP combined ratio for 2014 was 95.4%4 versus 96.5%4 for 2013.

State Auto Financial reports fourth quarter and year 2014 results, Feb. 19, 2015

Net written premium for the year 2014 increased 12.4% compared to the same 2013 period. For the year 2014, net written premium increased 14.3% for the personal insurance segment, 3.8% for the business insurance segment and 23.0% for the specialty insurance segment from the same period in 2013. Excluding the impact of the HO QS Arrangement net written premium for the personal segment decreased 4.2%3 from the same period in 2013. The specialty insurance segment growth in net written premium was due to premium growth in all units of the specialty insurance segment.

Book Value and Return on Equity

STFC’s book value was $21.32 per share as of Dec. 31, 2014, an increase of $0.91 per share from STFC’s book value on Sept. 30, 2014. The increase includes the impact of the revaluation of pension and postretirement benefits at December 31, 2014, which reduced book value by $0.84 per share. The reduction was attributable to (i) a decline in the discount rate to 3.85% at December 31, 2014 from 4.85% at December 31, 2013 and (ii) changes in mortality rate assumptions. Return on stockholders’ equity for the twelve months ended Dec. 31, 2014, was 13.0% compared to 8.0% for the twelve months ended Dec. 31, 2013.

Commentary

STFC President, Chairman and CEO Bob Restrepo commented on the quarter and year as follows:

“With the end of 2014, State Auto Financial Corporation moved towards closing the book on several chapters which have distracted investors and masked the solid underlying improvements in our underwriting results. As previously announced, we strengthened reserves on the terminated RED program business, which is in runoff. We’ve further strengthened our financial position on the terminated RED restaurant program by entering into an Adverse Development Cover (ADC) reinsurance agreement with Munich Reinsurance America, Inc. Both these actions increase our confidence that this business will not be a drag on future earnings.

“In addition, we replaced the homeowner quota share treaty with a one year property aggregate excess catastrophe reinsurance agreement which covers all property business underwritten by our personal insurance and business insurance segments, including automobile physical damage. This treaty allows us to retain the now profitable homeowner business and protect earnings from excessive and unexpected catastrophe losses, minimizing volatility and preserving capital.

“Lastly, the allowance for deferred tax assets was reversed contributing to a return on equity of 13%.

“Book value increased to $21.32. The benefit from the tax allowance reversal was somewhat offset by increased pension liability resulting from revised mortality assumptions and a lower discount rate.

“Now that we have all the moving pieces behind us, we can focus on the quality of our underwriting results. Setting aside the impact of the RED charges and our homeowner quota share treaty, our combined ratio for the quarter and full year was 87.7%2 and 95.4%4 , respectively. In the quarter, our loss ratios benefitted from excellent property results, low catastrophe experience and improved personal automobile results. Commercial automobile and liability results continue to be good.

“In personal insurance, personal auto results improved for the quarter and year as compared to 2013 periods. We’re pleased with our progress, but expect further improvements as price increases earn out and we maintain strong retention. Homeowner results continue to benefit from our multi-year remediation plan and favorable weather. Production remains an issue. The collateral damage from our homeowner remediation plan has affected our new business flow. We’re now implementing programs to stimulate a more normal flow of new business and stabilize our personal lines production.

State Auto Financial reports fourth quarter and year 2014 results, Feb. 19, 2015

“Business insurance loss ratios were good for the quarter in all lines. Price increases are moderating, but remain positive. Production results also benefitted from a recovering economy with exposures up approximately 2%.

“Excluding RED, the specialty segment finished with superior results. Our E&S business posted superior loss ratios and solid growth. Programs are achieving scale and acceptable loss ratios. We are pleased with the profitability of our workers compensation business and our niche marketing strategy.

“Expense ratio results were essentially the same as 2013. A substantial profit commission from our homeowner quota share reinsurance partners was offset by increased bonus accruals for agents and associates and the costs associated with our IT sourcing initiative.

“We’re pleased to have taken strong, affirmative action at year end to address our terminated RED programs and look forward to producing excellent underwriting results and improved returns for our shareholders.”

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top fourth of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

[1]	Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounted to income of $0.05 per diluted share for the fourth quarter 2014 and income of $0.32 per diluted share for 2014 versus income of $0.12 per diluted share for the fourth quarter 2013 and income of $0.37 per diluted share for 2013.
[2]	Represents a non-GAAP financial measure as to the fourth quarter 2014 and 2013 combined ratios. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable GAAP financial measure is included in Schedule 1A that is part of this release.
[3]	Represents a non-GAAP financial measure as to net written premium for the fourth quarter and year 2014. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable GAAP financial measure is included in Schedule 2 that is part of this release.
[4]	Represents a non-GAAP financial measure as to the years 2014 and 2013 combined ratios. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable GAAP financial measure is included in Schedule 1B that is part of this release.

State Auto Financial reports fourth quarter and year 2014 results, Feb. 19, 2015

STFC has scheduled a conference call with interested investors for Thursday, Feb. 19 at 11 a.m. ET to discuss the company’s fourth quarter and year 2014 performance. Live and archived broadcasts of the call can be accessed at http://www.StateAuto.com/STFC. A replay of the call can be heard beginning at noon ET, Feb. 19, by calling 855-859-2056, conference ID 72354335. Supplemental schedules detailing the company’s fourth quarter and year 2014 financial, sales and underwriting results are made available on http://www.StateAuto.com/STFC prior to the conference call.

* * * * * *

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three months ended December 31		Year ended December 31
(in millions, except per share amounts)	2014	2013	2014	2013

Net premiums written	$356.7	$253.4	$1,194.2	$1,062.1

Earned premiums	273.1	264.2	1,074.1	1,055.0
Net investment income	17.7	17.4	74.7	72.8
Net realized gain on investments	3.1	7.5	20.7	23.2
Other income	1.8	0.6	3.2	2.0

Total revenue	295.7	289.7	1,172.7	1,153.0

(Loss) income before federal income taxes	(17.1)	16.3	26.8	61.3

Federal income tax (benefit) expense	(82.5)	(0.1)	(80.6)	0.5

Net income	$65.4	$16.4	$107.4	$60.8

Earnings per common share:
- basic	$1.60	$0.40	$2.63	$1.50
- diluted	$1.58	$0.40	$2.60	$1.49

Earnings per share from operations (A):
- basic	$1.55	$0.28	$2.30	$1.13
- diluted	$1.53	$0.28	$2.28	$1.12

Weighted average shares outstanding:
- basic	40.9	40.7	40.9	40.6
- diluted	41.5	41.1	41.2	40.7

Return on average equity (LTM)	13.0%	8.0%

Book value per share	$21.32	$19.27

Dividends paid per share	$0.10	$0.10	$0.40	$0.40

Total shares outstanding	40.9	40.7

GAAP ratios:
Cat loss and ALAE ratio	0.9	1.5	3.0	3.4
Non-cat loss and LAE ratio	81.4	67.3	68.8	64.8

Loss and LAE ratio	82.3	68.8	71.8	68.2
Expense ratio	31.0	33.3	33.7	33.6

Combined ratio	113.3	102.1	105.5	101.8

(A) Reconciliation of non-GAAP financial measure:

Net income from operations:
Net income	$65.4	$16.4	$107.4	$60.8
Less net realized gain on investments, less applicable federal income taxes	2.0	4.8	13.5	15.1

Net income from operations	$63.4	$11.6	$93.9	$45.7

Schedule 1A

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF HO QS ARRANGEMENT CESSION AND RED UNDERWRITING RESULTS

(unaudited)

The following table sets forth a reconciliation of the HO QS Arrangement cession and the former RED unit’s underwriting results on the Company’s overall results and key performance indicators on a pro forma GAAP basis as if the HO QS Arrangement had not been in effect and the RED results had been excluded for the three months ended December 31, 2014 and 2013.

	Three Months Ended December 31, 2014
($ millions)	As Reported	HO QS Cession	Pro Forma without HO QS Cession	RED	Pro Forma without HO QS Cession and RED

Earned Premiums	$273.1	$43.4	$316.5	$—	$316.5
Losses and LAE Incurred:
Cat loss and ALAE	2.4	(0.2)	2.2	—	2.2
Non-cat loss and LAE	222.3	11.0	233.3	71.3	162.0

Loss and LAE	224.7	10.8	235.5	71.3	164.2
Acquisition and operating expenses	84.7	28.7	113.4	—	113.4

Net underwriting (loss) gain	$(36.3)	$3.9	$(32.4)	$(71.3)	$38.9

Cat loss and ALAE ratio	0.9%	(0.5)%	0.7%		0.7%
Non-cat loss and LAE ratio	81.4%	25.4%	73.7%		51.2%

Loss and LAE ratio	82.3%	24.9%	74.4%		51.9%
Expense ratio	31.0%	66.1%	35.8%		35.8%

Combined ratio	113.3%	91.0%	110.2%		87.7%

	Three Months Ended December 31, 2013
($ millions)	As Reported	HO QS Cession	Pro Forma without HO QS Cession	RED	Pro Forma without HO QS Cession and RED

Earned Premiums	$264.2	$44.1	$308.3	$1.3	$307.0
Losses and LAE Incurred:
Cat loss and ALAE	4.1	3.5	7.6	(0.2)	7.8
Non-cat loss and LAE	177.8	14.5	192.3	17.0	175.3

Loss and LAE	181.9	18.0	199.9	16.8	183.1
Acquisition and operating expenses	88.1	12.8	100.9	0.7	100.2

Net underwriting (loss) gain	$(5.8)	$13.3	$7.5	$(16.2)	$23.7

Cat loss and ALAE ratio	1.5%	8.0%	2.5%	(13.0)%	2.5%
Non-cat loss and LAE ratio	67.3%	32.9%	62.3%	1,344.7%	57.1%

Loss and LAE ratio	68.8%	40.9%	64.8%	1,331.7%	59.6%
Expense ratio	33.3%	29.0%	32.7%	56.8%	32.6%

Combined ratio	102.1%	69.9%	97.5%	1,388.5%	92.2%

Schedule 1B

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF HO QS ARRANGEMENT CESSION AND RED UNDERWRITING RESULTS

(unaudited)

The following table sets forth a reconciliation of the HO QS Arrangement cession and the former RED unit’s underwriting results on the Company’s overall results and key performance indicators on a pro forma GAAP basis as if the HO QS Arrangement had not been in effect and the RED results had been excluded for the years ended December 31, 2014 and 2013.

	Twelve Months Ended December 31, 2014
($ millions)	As Reported	HO QS Cession	Pro Forma without HO QS Cession	RED	Pro Forma without HO QS Cession and RED

Earned Premiums	$1,074.1	$175.6	$1,249.7	$—	$1,249.7
Losses and LAE Incurred:
Cat loss and ALAE	32.3	19.0	51.3	—	51.3
Non-cat loss and LAE	739.0	66.8	805.8	96.7	709.1

Loss and LAE	771.3	85.8	857.1	96.7	760.4
Acquisition and operating expenses	361.9	70.0	431.9	—	431.9

Net underwriting (loss) gain	$(59.1)	$19.8	$(39.3)	$(96.7)	$57.4

Cat loss and ALAE ratio	3.0%	10.8%	4.1%		4.1%
Non-cat loss and LAE ratio	68.8%	38.1%	64.5%		56.7%

Loss and LAE ratio	71.8%	48.9%	68.6%		60.8%
Expense ratio	33.7%	39.8%	34.6%		34.6%

Combined ratio	105.5%	88.7%	103.2%		95.4%

	Twelve Months Ended December 31, 2013
($ millions)	As Reported	HO QS Cession	Pro Forma without HO QS Cession	RED	Pro Forma without HO QS Cession and RED

Earned Premiums	$1,055.0	$177.0	$1,232.0	$23.7	$1,208.3
Losses and LAE Incurred:
Cat loss and ALAE	36.3	22.7	59.0	0.3	58.7
Non-cat loss and LAE	683.5	70.0	753.5	44.6	708.9

Loss and LAE	719.8	92.7	812.5	44.9	767.6
Acquisition and operating expenses	354.8	51.4	406.2	8.6	397.6

Net underwriting (loss) gain	$(19.6)	$32.9	$13.3	$(29.8)	$43.1

Cat loss and ALAE ratio	3.4%	12.9%	4.8%	1.2%	4.9%
Non-cat loss and LAE ratio	64.8%	39.5%	61.2%	188.3%	58.7%

Loss and LAE ratio	68.2%	52.4%	66.0%	189.5%	63.6%
Expense ratio	33.6%	29.0%	33.0%	36.1%	32.9%

Combined ratio	101.8%	81.4%	99.0%	225.6%	96.5%

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF RED LOSS AND LOSS ADJUSTMENT EXPENSE RESULTS

(unaudited)

The following table sets forth a reconciliation of the former RED unit’s losses on the Specialty segment’s loss and loss adjustment expenses on a pro forma SAP basis as if the the RED losses had been excluded for the three and twelve months ended December 31, 2014 and 2013.

	SAP Pro Forma excluding RED - Specialty Segment
	Three Months Ended December 31, 2014			Twelve Months Ended December 31, 2014
($ millions)	As Reported	RED	Pro Forma without RED	As Reported	RED	Pro Forma without RED

Earned Premiums	$65.6	$—	$65.6	$240.9	$—	$240.9
Losses and LAE Incurred:
Cat loss and ALAE	0.2	—	0.2	1.9	—	1.9
Non-cat loss and LAE	92.6	65.4	27.2	209.3	90.8	118.5

Loss and LAE	$92.8	$65.4	$27.4	$211.2	$90.8	$120.4

Cat loss and ALAE ratio	0.3%		0.3%	0.8%		0.8%
Non-cat loss and LAE ratio	141.1%		41.5%	86.9%		49.2%

Loss and LAE ratio	141.4%		41.8%	87.7%		50.0%

	Three Months Ended December 31, 2013			Twelve Months Ended December 31, 2013
($ millions)	As Reported	RED	Pro Forma without RED	As Reported	RED	Pro Forma without RED

Earned Premiums	$55.3	$1.3	$54.0	$226.8	$23.7	$203.1
Losses and LAE Incurred:
Cat loss and ALAE	(0.2)	(0.2)	—	1.4	0.3	1.1
Non-cat loss and LAE	41.6	17.0	24.6	150.0	44.6	105.4

Loss and LAE	$41.4	$16.8	$24.6	$151.4	$44.9	$106.5

Cat loss and ALAE ratio	(0.4)%		—%	0.6%		0.5%
Non-cat loss and LAE ratio	75.2%		45.6%	66.2%		51.9%

Loss and LAE ratio	74.8%		45.6%	66.8%		52.4%

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF RED LOSS AND LOSS ADJUSTMENT EXPENSE RESULTS

(unaudited)

The following table sets forth a reconciliation of the former RED unit’s losses on the Programs unit’s loss and loss adjustment expenses on a pro forma SAP basis as if the the RED losses had been excluded for the three and twelve months ended December 31, 2014 and 2013.

	SAP Pro Forma excluding RED - Programs Unit
	Three Months Ended December 31, 2014			Twelve Months Ended December 31, 2014
($ millions)	As Reported	RED	Pro Forma without RED	As Reported	RED	Pro Forma without RED

Earned Premiums	$20.8	$—	$20.8	$76.1	$—	$76.1
Losses and LAE Incurred:
Cat loss and ALAE	—	—	—	—	—	—
Non-cat loss and LAE	79.8	65.4	14.4	141.5	90.8	50.7

Loss and LAE	$79.8	$65.4	$14.4	$141.5	$90.8	$50.7

Cat loss and ALAE ratio	—%		—%	—%		—%
Non-cat loss and LAE ratio	381.8%		69.2%	185.7%		66.6%

Loss and LAE ratio	381.8%		69.2%	185.7%		66.6%

	Three Months Ended December 31, 2013			Twelve Months Ended December 31, 2013
($ millions)	As Reported	RED	Pro Forma without RED	As Reported	RED	Pro Forma without RED

Earned Premiums	$18.9	$1.3	$17.6	$87.1	$23.7	$63.4
Losses and LAE Incurred:
Cat loss and ALAE	(0.4)	(0.2)	(0.2)	0.1	0.3	(0.2)
Non-cat loss and LAE	29.5	17.0	12.5	87.4	44.6	42.8

Loss and LAE	$29.1	$16.8	$12.3	$87.5	$44.9	$42.6

Cat loss and ALAE ratio	(1.9)%		(1.1)%	0.2%		(0.3)%
Non-cat loss and LAE ratio	155.0%		71.0%	100.2%		67.5%

Loss and LAE ratio	153.1%		69.9%	100.4%		67.2%

Schedule 2

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

NET WRITTEN PREMIUM COMPARISON ($ millions)

(unaudited)

Personal segment	4th Quarter Only				YTD
	12/31/2014	12/31/2013	$ Change	% Change	12/31/2014	12/31/2013	$ Change	% Change
As reported:
Personal auto	$83.1	$89.4	$(6.3)	(7.0)%	$354.4	$377.2	$(22.8)	(6.0)%
Homeowners	101.7	13.6	88.1	647.8%	146.4	58.8	87.6	149.0%
Other personal	8.3	7.0	1.3	18.6%	31.3	29.4	1.9	6.5%

	193.1	110.0	83.1	75.5%	532.1	465.4	66.7	14.3%

Homeowners:
Homeowners cession	39.2	41.0	(1.8)	(4.4)%	172.8	176.9	(4.1)	(2.3)%
Return of ceded unearned premium	(89.5)	—	(89.5)	—%	(89.5)	—	(89.5)	—%

	(50.3)	41.0	(91.3)	(222.7)%	83.3	176.9	(93.6)	(52.9)%

Total excluding HO QS arrangement:
Personal auto	83.1	89.4	(6.3)	(7.0)%	354.4	377.2	(22.8)	(6.0)%
Homeowners	51.4	54.6	(3.2)	(5.9)%	229.7	235.7	(6.0)	(2.5)%
Other personal	8.3	7.0	1.3	18.6%	31.3	29.4	1.9	6.5%

Grand total	$142.8	$151.0	$(8.2)	(5.4)%	$615.4	$642.3	$(26.9)	(4.2)%